December 18, 1996
Mr. John Costello, Assistant Treasurer
Fidelity Investment Trust (the Trust):
Fidelity Canada Fund
Fidelity Diversified International Fund
Fidelity Emerging Markets Fund
Fidelity Europe Capital Appreciation Fund
Fidelity Europe Fund
Fidelity France Fund
Fidelity Germany Fund
Fidelity Hong Kong and China Fund
Fidelity International Growth & Income Fund
Fidelity International Value Fund
Fidelity Japan Fund
Fidelity Japan Small Companies Fund
Fidelity Latin America Fund
Fidelity Nordic Fund
Fidelity Overseas Fund
Fidelity Pacific Basin Fund
Fidelity Southeast Asia Fund
Fidelity United Kingdom Fund
Fidelity Worldwide Fund (the funds)
82 Devonshire Street
Boston, Massachusetts 02109
Dear Mr. Costello:
Fidelity Investment Trust (the Trust) is a Massachusetts business trust initially created under the name Fidelity International Fund upon a written Declaration of Trust dated, executed and delivered in Boston, Massachusetts April 20, 1984. The Trust's name was changed to Fidelity International Trust by vote of the Board of Trustees (the "Trustees") on June 28, 1984, and an Amended and
Restated Declaration of Trust was filed with the office of the Secretary of the Commonwealth of Massachusetts on August 2,
1984. The Trust's name was changed to Fidelity Overseas Fund by vote of the Trustees on September 28, 1984, and a supplement to the Declaration of Trust was filed with the office of the Secretary of the Commonwealth of Massachusetts on October 18, 1984. The
Trust's name was changed from Fidelity Overseas Fund to Fidelity Investment Trust by vote of the Trustees on September 26, 1986, and a supplement to the Declaration of Trust was filed with the office of the Secretary of the Commonwealth of Massachusetts on November 3, 1986. A supplement to the Declaration of Trust was filed with the Secretary of the Commonwealth of Massachusetts on December 4, 1987. Two additional supplements were filed on November 7, 1988 and November 22, 1989, respectively, with the
Secretary of the Commonwealth of Massachusetts. A restated
Declaration of Trust dated February 16, 1995 was filed with the Secretary of the Commonwealth on April 3, 1995.
I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.
Capitalized terms used herein, and not otherwise herein defined, are used as defined in the Declaration of Trust.
Under Article III, Section 1, of the Declaration of Trust, the beneficial interest in the Trust shall be divided into such transferable Shares of one or more separate and distinct Series as the Trustees shall from time to time create and establish. The number of Shares is unlimited and each Share shall be without par value and shall be fully paid and nonassessable. The Trustees shall have full power and authority, in their sole discretion and without obtaining any prior authorization or vote of the Shareholders of the Trust to create and establish (and to change in any manner) Shares with such preferences, voting powers, rights, and privileges as the Trustees may from time to time determine, to divide or combine the Shares into a greater or lesser number, to classify or reclassify any issued Shares into one or more Series of Shares, to abolish any one or more Series of Shares, and to take such other action with respect to the Shares as the Trustees may deem desirable.
Under Article III, Section 4, the Trustees shall accept investments in the Trust from such persons and on such terms as they may from time to time authorize. Such investments may be in the form of cash or securities in which the appropriate Series is authorized to invest, valued as provided in Article X, Section 3. After the date of the initial contribution of capital, the number of Shares to represent the initial contribution may in the Trustees' discretion be considered as outstanding and the amount received by the Trustees on account of the contribution shall be treated as an asset of the Trust. Subsequent investments in the Trust shall be credited to each Shareholder's account in the form of full Shares at the Net Asset
Value per Share next determined after the investment is received; provided, however, that the Trustees may, in their sole discretion,
(a) impose a sales charge upon investments in the Trust and (b) issue fractional Shares.
By a vote adopted on April 20, 1984 and amended on February 22, 1985, the Board of Trustees authorized the issue and sale, from time to time, of an unlimited number of shares of beneficial interest of the trust in accordance with the terms included in the current Registration Statement and subject to the limitations of the Declaration of Trust and any amendments thereto.
I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the trust has registered an indefinite amount of shares of beneficial interest under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the trust intends to file with the Securities and Exchange Commission a Notice making definite the registration of 451,138,638 shares of the trust (the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended October 31, 1996.
I am of the opinion that all necessary trust action precedent to the issue of Shares has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and non assessable, except as described in the funds' Statements of Additional
Information under the heading "Shareholder and Trustee Liability. "
In rendering this opinion, I rely on the representation by the trust that it or its agent received consideration for the Shares in accordance with the Declaration of Trust and I express no opinion as to compliance with the Securities Act of 1933, the Investment
Company Act of 1940 or applicable state "Blue Sky" or securities laws in connection with sales of the Shares.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice which you are about to file under the 1940 Act with said commission.
Sincerely,

/s/Arthur S. Loring
Arthur S. Loring
Vice President- Legal